Exhibit 3.1

CERTIFICATE OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
AMERICAN WAGERING, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of American Wagering, Inc., a Nevada corporation, does hereby certify as follows:

1. The Agreement and Plan of Merger, dated as of April 13, 2011, by and among William Hill Holdings Limited, AW Sub Co. and American Wagering, Inc. (the “Merger Agreement”) provides for the amendment and restatement of the corporation’s articles of incorporation as set forth below.

2. The Merger Agreement, including the amendment and restatement of the corporation’s articles of incorporation as set forth below, has been duly approved by the board of directors of the corporation and at least a majority of the voting power of the outstanding shares of voting common stock, which is sufficient for approval thereof

3. This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
AMERICAN WAGERING, INC.

ARTICLE I
NAME

The name of the corporation is American Wagering, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, par value $0.01 per share.

ARTICLE IV
DIRECTORS

The members of the governing board of the Corporation are styled as directors.  The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation.  The current Board of Directors consists of two (2) directors.  The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE V
LIMITATIONS ON LIABILITY; INDEMNIFICATION

No director or officer of this Corporation shall be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.  This provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the payment of distributions in violation of Nevada Revised Statutes §78.300.  If Chapter 78 of the Nevada Revised Statutes is hereafter amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers shall be eliminated or limited to the full extent then so permitted.  Neither the amendment nor repeal of this Article FIFTH, nor the adoption of any provision of these Articles of Incorporation inconsistent with the Article FIFTH, shall eliminate or reduce the effect of Article FIFTH in respect of any set or omission that occurred prior to such amendment, repeal, or adoption of an inconsistent provision.

All expenses incurred by officers or directors in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that (i) he or she did not act in good faith, and in the manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, (ii) he or she had reasonable cause to believe his or her conduct was unlawful.

IN WITNESS WHEREOF, I have executed this Certificate of Second Amended and Restated Articles of Incorporation of American Wagering, Inc. as of June 27, 2012.

    /s/ Thomas Murphy
Name:           Thomas Murphy
Title:           Secretary

Signature Page to Certificate of Second Amended and Restated Articles of Incorporation of American Wagering, Inc.